Exhibit 5.1

787 Seventh Avenue New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

November 12, 2026

RUM Group Inc.
444 Gulf of Mexico Dr.
Longboat Key, FL 34228

Re:	RUM Group Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to RUM Group Inc., a Delaware corporation (the “Company”), with respect to the Company’s automatic shelf registration statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) on or about the date hereof. The Registration Statement relates to the offer and sale by the selling shareholder named in the Registration Statement (the “Selling Shareholder”) of up to an aggregate amount of 141,877,369 shares (the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (“Class A Common Stock”), and 119,607,981 shares of Class A Common Stock issuable upon the exercise of pre-funded warrants, with an exercise price of $0.0001 per share (“Pre-Funded Warrants,” and together with the Shares, the “Securities”), consisting of:

(i)	103,333,333 shares of unsold Class A Common Stock issued to the Selling Shareholder pursuant to the Transaction Agreement, dated as of December 20, 2024, as amended on June 17, 2026, by and between the Company and the Selling Shareholder, which shares have been registered under the Company’s registration statement on Form S-3 (File No. 333-285145), filed with the SEC on February 21, 2025 and declared effective on April 2, 2025;

(ii)	36,703,354 shares of Class A Common Stock issued to the Selling Shareholder pursuant to the Transaction Support Agreement, dated as of November 10, 2025, by and between the Company and the Selling Shareholder, as amended on June 17, 2026 (the “Tether TSA”);

(iii)	1,840,682 shares of Class A Common Stock that the Selling Shareholder acquired from open market purchases after the date of the Tether TSA and prior to the closing of the transactions contemplated thereby;

(iv)	68,288,706 shares of Class A Common Stock issuable upon the exercise of Pre-Funded Warrants issued to the Selling Shareholder pursuant to the Tether TSA, inclusive of the 16,744,307 shares of Class A Common Stock issuable upon the exercise of Pre-Funded Warrants issued to the Selling Shareholder as consideration for the 8,256,155 issued and outstanding no-par value bearer shares of Northern Data AG that were sold to the Company by the Selling Shareholder pursuant to the Tether TSA on September 2, 2026;

(v)	4,599,365 shares of Class A Common Stock issuable upon the exercise of Pre-Funded Warrants issued to the Selling Shareholder pursuant to the Equity Commitment Agreement, dated as of November 10, 2025, by and between the Company and the Selling Shareholder; and

(vi)	46,719,910 shares of Class A Common Stock issuable upon the exercise of Pre-Funded Warrants issued to the Selling Shareholder pursuant to the Sale and Transfer and Amendment and Restatement Agreement, dated as of November 10, 2025, by and among the Company, Northern Data AG and the Selling Shareholder.

Brussels     Chicago     Dallas     Frankfurt     Hamburg     Houston     London     Los Angeles

Milan     Munich     New York     Palo Alto     Paris     Rome     San Francisco     Washington

RUM Group Inc.

November 12, 2026

We have examined, among other things, originals and/or copies (certified or otherwise identified to our satisfaction) of such documents, papers, statutes, and authorities as we have deemed necessary to form a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinions, we have relied on statements and certificates of officers and representatives of the Company.

Based on the foregoing, and subject to the limitations, qualifications, exceptions and assumptions expressed herein, we are of the opinion that:

(1)	The Shares are duly authorized, validly issued, fully paid and non-assessable.

(2)	The Pre-Funded Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3)	The shares of Class A Common Stock issuable upon the exercise of the Pre-Funded Warrants have been duly authorized and reserved for issuance by the Company upon exercise of the Pre-Funded Warrants and, when issued and delivered in accordance with the terms of the Pre-Funded Warrants and upon receipt by the Company of full payment of the exercise price thereof in accordance with the terms of the Pre-Funded Warrants, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as amended, and we express no opinion with respect to the laws of any other jurisdiction or any other laws of the State of Delaware.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinions expressed herein. Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Selling Shareholder or the Securities.

Very truly yours,

/s/ Willkie Farr & Gallagher LLP